UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MORTON’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street

Chicago, Illinois 60610

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. (the “Company”) to be held at 9:00 a.m. on Thursday, May 10, 2007, at The Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 (the “Annual Meeting”).

The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect four directors and (ii) ratify the re-appointment of KPMG LLP, certified public accountants, as the Company’s independent auditors for fiscal 2007.

We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors and all employees of the Company, thank you for your continued interest and support.

Sincerely,

/s/ Thomas J. Baldwin
THOMAS J. BALDWIN
Chairman of the Board Chief Executive Officer President

March 22, 2007

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street

Chicago, Illinois 60610

Notice of Annual Meeting of Stockholders

to be held May 10, 2007

To the Stockholders of

  MORTON’S RESTAURANT GROUP, INC.

The Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 at 9:00 a.m. on Thursday, May 10, 2007, for the following purposes:

1. to elect four directors to Class II of the Board of Directors to serve three-year terms and until their successors are duly elected and qualified (“Proposal 1”);

2. to ratify the re-appointment of KPMG LLP as the independent auditors of the Company for fiscal 2007 (“Proposal 2”);

3. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 22, 2007 will be entitled to vote at the meeting.

/s/ Ronald M. DiNella
RONALD M. DINELLA
Secretary

March 22, 2007

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE SIGN, DATE AND RETURN YOUR WHITE PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

PROXY STATEMENT

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street

Chicago, Illinois 60610

Annual Meeting of Stockholders

May 10, 2007

SOLICITATION OF PROXIES

The accompanying white proxy is solicited by the Board of Directors of Morton’s Restaurant Group, Inc., a Delaware corporation, also referred to as the Board, for use at the Annual Meeting of Stockholders to be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036, at 9:00 a.m., on Thursday, May 10, 2007, or at any adjournment or adjournments thereof. In this proxy statement, unless otherwise expressly stated or the context requires otherwise, “we”, “us”, “our” and “the Company” refer to Morton’s Restaurant Group, Inc.

A proxy that is properly submitted may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A white proxy which is properly signed, submitted and not revoked will be voted for the election of Dr. John J. Connolly, Mr. Robert A. Goldschmidt, Mr. Alan A. Teran and Mr. Justin B. Wender, the Board of Directors’ nominees for director named in Proposal 1, and in favor of Proposal 2, the ratification of the re-appointment of the independent auditors, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about March 28, 2007.

VOTING SECURITIES

The Company had outstanding 17,377,641 shares of common stock, par value $.01 per share (“Common Stock”), at the close of business on March 16, 2007. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on March 22, 2007 will be entitled to vote.

VOTING PROCEDURES

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of the Company.

Matters other than the election of directors will be approved if they receive the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting. If a stockholder abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will otherwise not affect the voting results. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares entitled to vote.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the authority to vote on certain routine items even when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the non-contested election of directors and ratification of auditors. Under applicable Delaware law, a broker non-vote will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the outcome of the proposals.

Shares of Common Stock held by stockholders who do not return a signed and dated proxy and who do not attend the meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be entitled to vote on any matter.

ELECTION OF DIRECTORS

(Proposal 1)

Information Regarding Board of Directors and Committees

Our certificate of incorporation provides for the classification of the Board of Directors into three classes, each class consisting, as nearly as possible, of the one-third of the total number of directors constituting the entire Board of Directors. The current term of office of the Class II directors will expire at the Annual Meeting; the current term of office of the Class I directors will expire at the 2009 annual meeting; and the current term of office of the Class III directors will expire at the 2008 annual meeting (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting will be elected for a three-year term and the directors in the other classes will continue in office.

Our certificate of incorporation and by-laws provide that the Board of Directors shall consist of not less than three nor more than thirteen directors. The Board of Directors has currently fixed the number of directors at eleven. The terms of Dr. John J. Connolly, Mr. Robert A. Goldschmidt, Mr. Alan A. Teran and Mr. Justin B. Wender expire at the Annual Meeting. Dr. Connolly, Mr. Goldschmidt, Mr. Teran and Mr. Wender have been re-nominated by the Nominating/Corporate Governance Committee of the Board of Directors for election at the Annual Meeting as Class II directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2010 annual meeting of stockholders. If any such person should be unwilling or unable to serve as a director, the persons named in the white proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, at Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Chicago, Illinois 60610, not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, such advance notice must be received by the Secretary not more than 120 days and not later than (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the date on which public announcement of the date of such meeting is first made, whichever occurs later. Each notice shall set forth all information regarding each nominee proposed in such notice that would be required to be included in a proxy statement soliciting proxies for the proposed nominee (including such person’s written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting determines that a nomination was not made in accordance with the nomination procedure, such nomination will be disregarded.

The following table sets forth information with respect to the Board of Directors’ nominees and each of the directors whose term extends beyond the Annual Meeting, including the year in which the nominees’ terms would expire, if elected.

Name	Age	Director Since	Year Term Expires and Class
Thomas J. Baldwin	51	February 2003	2009 Class 1
John K. Castle	66	February 2006	2009 Class 1
Lee M. Cohn	59	February 2006	2009 Class 1
Dr. John J. Connolly	67	February 2006	2010 Class 2 (if elected)
Robert A. Goldschmidt	69	February 2006	2010 Class 2 (if elected)
Alan A. Teran	61	February 2006	2010 Class 2 (if elected)
Justin B. Wender	37	February 2006	2010 Class 2 (if elected)
Stephen E. Paul	39	February 2006	2008 Class 3
David B. Pittaway	55	February 2006	2008 Class 3
Dianne H. Russell	63	February 2006	2008 Class 3
Zane Tankel	67	February 2006	2008 Class 3

Thomas J. Baldwin has been Chairman, Chief Executive Officer and President since December 2005. He has been a director since February 2003 and previously was a director from November 1998 through July 2002. Previously, he served as Executive Vice President and Chief Financial Officer from January 1997 until December 2005. He served as Senior Vice President, Finance from June 1992 and Vice President, Finance from December 1988. In addition, Mr. Baldwin had served as Chief Financial Officer and Treasurer from December 1988 until December 2005. From October 2002 to December 2005, Mr. Baldwin also served as Secretary after serving as Assistant Secretary since 1988. His previous experience includes seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is a member of the board of directors of the March of Dimes Connecticut Division.

John K. Castle has been a director of the Company since February 2006 and since October 2002 has been a member of the board of advisors of Morton’s Holdings, LLC (“MHLLC”), which was previously our parent company. Mr. Castle was also a director from December 1988 through July 2002. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan, Inc. Immediately prior to forming Castle Harlan, Inc. in 1986, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Ames True Temper, Inc., Horizon Lines, Inc., P&MC’s Holding LLC, RathGibson, Inc. and various private equity companies. Mr. Castle has also been elected to serve as a Life Member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelors degree from the Massachusetts Institute of Technology, his MBA as a Baker Scholar with High Distinction from Harvard, and has two Honorary Doctorate Degrees of Humane Letters.

Lee M. Cohn has been a director of the Company since February 2006 and since February 2003 has been a member of the board of advisors of MHLLC, which was previously our parent company. He previously served as a director from August 1997 through July 2002. Mr. Cohn co-founded and has been the Chief Executive Officer of Big 4 Restaurants, Inc., located in Scottsdale, Arizona, since 1973. Mr. Cohn has served on the boards of Valley Big Brothers and the Phoenix Ballet Company and is an active member of The Phoenix Thunderbirds, The Fiesta Bowl Committee and the Young Presidents Organization. Mr. Cohn is a director of McCormick and Schmick’s Seafood Restaurants, Inc. and P&MC’s Holding LLC, which are affiliates of Castle Harlan, Inc.

Dr. John J. Connolly has been a director of the Company since February 2006 and since February 2003 has been a member of the board of advisors of MHLLC, which was previously our parent company. Dr. Connolly previously served as a director from October 1994 through July 2002. He has been the President and Chief Executive Officer of Castle Connolly Medical Ltd. since 1992. He previously served as President and Chief Executive Officer of New York Medical College for over ten years. He serves on the President’s Advisory Council of the United Hospital Fund, as a member of the board of advisors of the Whitehead Institute and as a director of the New York Business Group on Health. He also has served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and was the first Chairman of the Dutchess County Industrial Development Agency. He is a fellow of the New York Academy of Medicine and is a founder and past Chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a Trustee Emeritus and past Chairman of the Board of the Culinary Institute of America. Dr. Connolly also presently serves as a director of Dearborn Risk Management, P&MC’s Holding LLC and the Professional Examination Service Inc., where he also serves as Chairman.

Robert A. Goldschmidt has been a director of the Company since February 2006. Mr. Goldschmidt is currently retired, and from time to time serves as an independent consultant. Mr. Goldschmidt previously served as the Chief Financial Officer for the Archdiocese of New York from November 1994 to February 2002. He is a director of the Deman & Davis company and of Phelps Memorial Hospital where he is also Chairman of the Audit Committee. He received a B.A. in Liberal Arts and a B.S. in Mechanical Engineering from the University of Notre Dame and a M.S. in Industrial Management from Purdue University. Mr. Goldschmidt is a Certified Public Accountant and a Professional Industrial Engineer.

Alan A. Teran has been a director of the Company since February 2006 and since February 2003 has been a member of the board of advisors of MHLLC, which was previously our parent company. He previously served as a director from May 1993 through July 2002. Mr. Teran was the President of Cork ‘N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a director of Good Times, Inc., and previously served on the board of Boulder Valley Bank and Trust.

Justin B. Wender has been a director of the Company since February 2006 and since April 2002 has been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Wender is also President of Castle Harlan, Inc. Prior to joining Castle Harlan, Inc. in 1993, Mr. Wender worked in the Corporate Finance Group of Merrill Lynch & Co., where he assisted clients with a variety of corporate finance matters. He is a board member of BKH Acquisition Corp, McCormick & Schmick’s Seafood Restaurants, Inc., CHATT Holdings LLC, Polypipe Building Products Ltd., Ames True Temper, Inc. and Baker & Taylor, Inc. In addition, he is a Trustee of Carleton College and Chair of the International Center for the Disabled. Mr. Wender is a Cum Laude graduate of Carleton College and earned an MBA from the Wharton School at the University of Pennsylvania.

Stephen E. Paul has been a director of the Company since February 2006 and since October 2002 has been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Paul is a Managing Principal of Laurel Crown Partners, LLC, a private investment company. Mr. Paul was a Vice President of The Louis Berkman Company from May 2001 through September 2002. Formerly, Mr. Paul was a Vice President of Business Development of eToys, Inc. since May 1998, and before that, an Associate at Donaldson, Lufkin & Jenrette, Inc., where he was employed from August 1995 to May 1998. Mr. Paul is a director of Ampco-Pittsburgh Corporation and Global Fitness Holdings LLC. In addition, he is Trustee of The Loomis Chaffee School. Mr. Paul is a graduate of Cornell University and earned an M.B.A. from Harvard Business School.

David B. Pittaway has been a director of the Company since February 2006 and since October 2002 has been a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Pittaway previously served as a director from December 1988 through July 2002. Mr. Pittaway is currently the Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc. He has been with Castle Harlan, Inc. since 1987. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of P&MC’s Holding LLC, Equipment Support Services, Inc., BKH Acquisition Corp., McCormick & Schmick’s Seafood Restaurants, Inc. and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway is a graduate of the University of Kansas (B.A. with Highest Distinction), and has both an M.B.A. with High Distinction (Baker Scholar) and a Juris Doctor degree from Harvard University.

Dianne H. Russell has been a director of the Company since February 2006 and since February 2003 has been a member of the board of advisors of MHLLC, which was previously our parent company. She previously served as a director from May 1993 through July 2002. Ms. Russell is a Senior Vice President and Regional Managing Director of the Technology and Life Sciences Division of Comerica Bank (formerly Imperial Bank) in Boston, heading the Northeast Region. Formerly, Ms. Russell was President of Hyde Boston Capital, a financial consulting company, since January 1992, and before that, a Senior Vice President and Department Executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell is the Chair of the Financial Advisory Board of the Commonwealth of Massachusetts.

Zane Tankel has been a director of the Company since February 2006. Mr. Tankel has been the chairman of the board of Apple-Metro, Inc., the New York Metropolitan Area franchisee for Applebee’s Neighborhood Grill & Bar and Chevys Fresh Mex Restaurants since 1994. Mr. Tankel is also a member of the board of directors of P&MC’s Holding LLC and BKH Acquisition Corp. Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business.

Corporate Governance

Director Independence

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of the NYSE and the Board must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. The Board determines director independence based on an analysis of the independence requirements in the NYSE listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with us. The Board has determined that the following six directors satisfy the independence requirements of the NYSE: Lee M. Cohn, Dr. John J. Connolly, Robert A. Goldschmidt, Dianne H. Russell, Alan A. Teran and Zane Tankel.

Meetings of the Board of Directors and Committees

Our Board of Directors held four meetings during the fiscal year ended December 31, 2006 (“fiscal 2006”). Each current director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees of which he or she was a member during such year.

Our Board encourages all directors to attend the annual meeting of stockholders. In addition, a meeting of the Board of Directors is regularly scheduled on the same day as the annual meeting, in the same city, to facilitate directors’ attendance.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. Our Board of Directors has created four standing committees: a three-member Audit Committee, a three-member Compensation Committee, a three-member Nominating/Corporate Governance Committee, and a five-member Executive Committee. The composition of our Board committees complies when required, with the applicable rules of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002. In that regard, six of our eleven directors are considered independent in accordance with the general independence standards of the NYSE.

Audit Committee

Our Audit Committee is responsible for, among other things, selecting, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, pre-approving all audit and non-audit services to be performed by our independent auditors, reviewing our relationship with our independent auditors and discussing with our independent auditors their independence, reviewing and discussing the audited financial statements with the independent auditors and management and recommending to our Board whether the audited financial statements should be included in our annual reports on Form 10-K to be filed with the Securities and Exchange Commission, or the SEC. Our Audit Committee met five times in fiscal 2006. Robert A. Goldschmidt is the chairperson of our Audit Committee and the other members of our Audit Committee are Dianne H. Russell and Alan A. Teran, each of whom satisfies the independence requirements of NYSE and the SEC. Our Board of Directors determined that Mr. Goldschmidt is an “audit committee financial expert” under the requirements of the SEC and meets similar qualifications under the requirements of the NYSE and that the remaining members of the Audit Committee meet the financial literacy requirements of the NYSE. A copy of our Audit Committee’s charter is available on our website at www.mortons.com.

Compensation Committee

Our Compensation Committee is responsible for, among other things, reviewing and either approving on behalf of our Board of Directors or recommending to our Board of Directors for approval (1) the annual salaries and other compensation of our executive officers and (2) equity incentive grants and other equity or equity-based awards. The Compensation Committee will also evaluate the performance of our executive officers in light of organizational goals, provide assistance and recommendations with respect to our compensation policies and practices, and assist with the administration of our compensation plans. The Compensation Committee has the sole authority to determine executive and director compensation and does not delegate any of its responsibilities to outside consultants or others. Our Compensation Committee met three times in fiscal 2006. Lee M. Cohn is the chairperson of our Compensation Committee and the other members of our Compensation Committee are Dr. John J. Connolly and Zane Tankel, each of whom satisfies the independence requirements of the NYSE. A copy of our Compensation Committee’s charter is available on our website at www.mortons.com.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our Board and developing and recommending to our Board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. Our Nominating/Corporate Governance Committee did not hold any meetings during fiscal 2006. The Nominating/Corporate Governance Committee considers director candidates recommended by stockholders. Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, in accordance with the provisions of our by-laws. See “Election of Directors—Information Regarding Board of Directors and Committees.” Potential candidates, including nominees recommended by stockholders, are evaluated according to certain criteria such as experience in business, government, education or technology;

expertise that is useful to the Company; willingness to devote the required time to carry out the duties and responsibilities of a director; willingness to represent the best interests of all stockholders and other relevant factors that the Board may determine. Dr. John J. Connolly is the chairperson of our Nominating/Corporate Governance Committee and the other members of our Nominating/Corporate Governance Committee are Dianne H. Russell and Zane Tankel, each of whom satisfies the independence requirements of the NYSE. A copy of our Nominating/Corporate Governance Committee’s charter is available on our website at www.mortons.com.

Executive Committee

The Executive Committee, on behalf of our Board of Directors, exercises the full powers and prerogatives of our Board of Directors, to the extent permitted by applicable law, our certificate of incorporation and by-laws, between board meetings. Our Executive Committee met seven times in fiscal 2006. John K. Castle is the chairperson of our Executive Committee and the other members of our Executive Committee are David B. Pittaway, Justin B. Wender, Stephen E. Paul and Thomas J. Baldwin.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, our Compensation Committee consisted of Lee M. Cohn, Dr. John J. Connolly and Zane Tankel, none of whom was at any time during fiscal 2006 or at any other time, an officer or employee of us or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communicating with the Board of Directors

Stockholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications to the Board of Directors, a Board committee or such individual director or directors, c/o Ronald M. DiNella, Morton’s Restaurant Group, Inc. All communications will be compiled by Mr. DiNella and forwarded to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of shares of common stock present or represented and entitled to vote at the meeting. This means each nominee will be elected if he receives more affirmative votes than votes withheld for such director.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal 2)

Subject to ratification by stockholders at the Annual Meeting, the Board of Directors of the Company, upon recommendation of the Audit Committee, has re-appointed KPMG LLP as independent auditors to audit the books and accounts of the Company for fiscal 2007.

A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

The Audit Committee approved in advance all services rendered by KPMG LLP to us and our subsidiaries and approves all fees paid to KPMG LLP. The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided by KPMG LLP. The Audit Committee considers and approves anticipated audit and permissible non-audit services to be provided by KPMG LLP during the year and estimated fees. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG LLP.

For fiscal 2006 and fiscal 2005, KPMG LLP was paid the following fees for services provided to us and our subsidiaries:

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$625,200	$412,300
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	745,000	100,000

(1)	Includes fees for professional services performed by KPMG LLP for the audit of the annual financial statements for us and our subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	For fiscal 2006 and for fiscal 2005, all other fees consist of fees for assistance with the preparation of the prospectus on Form S-1 in connection with the Company’s initial public offering (“IPO”). For fiscal 2006 and fiscal 2005, all of the services provided by KPMG LLP have been approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required to approve Proposal 2.

The Board of Directors recommends that stockholders vote their shares FOR ratification of the re-appointment of independent auditors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 16, 2007, with respect to the beneficial ownership of the Company’s Common Stock of each director, each nominee for director, each named executive officer in the summary compensation table under “Executive Compensation” below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock (6)	Percent of Total Outstanding Common Stock (%)
Castle Harlan Partners III, L.P. (1)	4,688,664	27.0
Castle Harlan Offshore Partners III, L.P. (1)	76,864	*
Castle Harlan Affiliates III, L.P. (1)	78,361	*
Frogmore Forum Family Fund, LLC (1)	17,846	*
Branford Castle Holdings, Inc. (1)	31,045	*
Laurel Crown Capital, LLC: Series One—LC/Morton’s (2)	1,362,529	7.8
Putnam, LLC (3)	1,247,509	7.2
Thomas J. Baldwin (4)	186,604	1.1
Edie A. Ames (4)	87,540	*
Ronald M. DiNella (4)	37,654	*
Klaus W. Fritsch (4)	59,292	*
Kevin E. Weinert (4)	23,820	*
John K. Castle (1) (5)	4,892,780	28.2
Lee M. Cohn (4)	2,000	*
Dr. John J. Connolly (4)	2,000	*
Robert A. Goldschmidt (4)	2,000	*
Stephen E. Paul (4)	1,362,529	7.8
David B. Pittaway (1)	5,230	*
Dianne H. Russell (4)	2,000	*
Zane Tankel (4)	38,118	*
Alan A. Teran (4)	2,000	*
Justin B. Wender (1)	—	—
All directors and executive officers as a group (17 persons, including those listed above) (5)	6,735,567	38.8

*	Represents less than 1%.
(1)	The address for Castle Harlan Partners III, L.P. and each of these other entities and individuals is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155.
(2)	The address for Laurel Crown Capital, LLC: Series One—LC/Morton’s (“Laurel Crown”) and for Mr. Stephen E. Paul is 10940 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. Mr. Stephen E. Paul and Dr. Laurence E. Paul are the sole members of the investment committee of Laurel Crown Management, LLC, the manager of Laurel Crown Capital, LLC: Series One—LC/Morton’s, and in such capacity share the voting and investment control over the securities held by Laurel Crown Capital, LLC: Series One—LC/Morton’s. As a result, Mr. Stephen E. Paul may be a considered beneficial owner of any shares deemed to be beneficially owned by Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Mr. Stephen E. Paul disclaims beneficial ownership of such stock in excess of his proportionate ownership interest in Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Dr. Laurence E. Paul resigned from the Company’s Board of Directors on January 31, 2007.
(3)	The address for Putnam, LLC is One Post Office Square, Boston, Massachusetts 02109.
(4)	The address for each of our officers and each of such members of our Board of Directors is c/o Morton’s Restaurant Group, Inc., 325 North LaSalle Street, Suite 500, Chicago, Illinois 60610.

(5)	Includes the shares of common stock held by Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Frogmore Forum Family Fund, LLC and Branford Castle Holdings, Inc. John K. Castle, a member of our Board of Directors, is the controlling stockholder of Castle Harlan Partners III, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners III, L.P. Mr. Castle is also the controlling stockholder of the general partners of Castle Harlan Offshore Partners III, L.P. and of Castle Harlan Affiliates III, L.P. Mr. Castle also exercises control of Branford Castle Holdings, Inc. and Frogmore Forum Family Fund, LLC. Mr. Castle shares voting and investment control with these entities (each of which is itself controlled by Mr. Castle) over the securities held by these entities. Mr. Castle disclaims beneficial ownership of the shares of our common stock in excess of his proportionate ownership interest in Castle Harlan Partners III, L.P. and its affiliates.
(6)	Includes shares of restricted stock granted pursuant to our equity incentive plan. The restricted stock vest over five years, 20% each year, on the anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding our executive officers and certain of our other senior officers.

Name	Age	Position
Thomas J. Baldwin	51	Chairman, Chief Executive Officer, President and Director
Ronald M. DiNella	46	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Roger J. Drake	46	Vice President of Communications
Edie A. Ames	40	President—Morton’s of Chicago, Inc.
Klaus W. Fritsch	64	Vice Chairman and Co-Founder—Morton’s of Chicago, Inc.
Kevin E. Weinert	56	Senior Vice President of Operations—Morton’s of Chicago, Inc.
James W. Kirkpatrick	53	Senior Vice President of Development—Morton’s of Chicago, Inc.

Thomas J. Baldwin has been Chairman, Chief Executive Officer and President since December 2005. He has been a director since February 2003 and previously was a director from November 1998 through July 2002. Previously, he served as Executive Vice President and Chief Financial Officer from January 1997 until December 2005. He served as Senior Vice President, Finance from June 1992 and Vice President, Finance from December 1988. In addition, Mr. Baldwin had served as Chief Financial Officer and Treasurer from December 1988 until December 2005. From October 2002 to December 2005, Mr. Baldwin also served as Secretary after serving as Assistant Secretary since 1988. His previous experience includes seven years at General Foods Corp., now part of Kraft Foods. Mr. Baldwin is a member of the board of directors of the March of Dimes Connecticut Division.

Ronald M. DiNella has been Senior Vice President, Chief Financial Officer, Secretary and Treasurer since December 2005. Mr. DiNella previously served as Senior Vice President, Finance for Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, from 1998 to 2005 and Vice President, Finance from 1992 to 1998. Mr. DiNella’s previous experience includes nine years with Arnie Morton’s Management Group, a local Chicago restaurant chain headed by Morton’s co-founder, Arnie Morton, where he served as Controller. Mr. DiNella serves on the board of directors of the Illinois Restaurant Association and is its past chairman. Mr. DiNella is a licensed certified public accountant in the State of Illinois.

Roger J. Drake has been Vice President of Communications and Public Relations since February 2006. Previously, he had served as Vice President of Communications since May 1999. Mr. Drake had been Director of Communications since February 1994. Mr. Drake previously owned and operated Drake Productions, a video and marketing communications company, from April 1987 to December 1993. Prior to that, Mr. Drake served as senior producer, editor and copywriter at Major League Baseball Productions, from May 1981 to June 1986.

Edie A. Ames has been President of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since July 2005. Previously, Ms. Ames had been Regional Vice President of Operations and Training for California Pizza Kitchen, Inc. since January 2004. Prior to that, Ms. Ames worked for California Pizza Kitchen, Inc. where she served in various Senior Management positions in Operations since January 1994. Ms. Ames’ previous experience included eight years in Operations and Training with Malone’s Grill & Bar.

Klaus W. Fritsch has been Vice Chairman of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since May 1992. Mr. Fritsch has been with Morton’s of Chicago, Inc. since its inception in 1978, when he co-founded Morton’s. After Mr. Arnold Morton ceased active involvement in 1987, Mr. Fritsch assumed all operating responsibilities as President, in which capacity he served until May 1992.

Kevin E. Weinert has been Senior Vice President of Operations of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since January 2004. Mr. Weinert previously served as its Vice President of Operations from January 1999 to January 2004. Prior to that, Mr. Weinert was a Regional Manager and General Manager for Morton’s steakhouses in several cities and has been employed by us for 25 years.

James W. Kirkpatrick has been Senior Vice President of Development of Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, since February 2006. Previously, Mr. Kirkpatrick was the Vice President of Real Estate and Construction for Applebee’s International, Inc., where he was employed since 1992. Before joining Applebee’s, Mr. Kirkpatrick held Real Estate Director and Manager positions with three restaurant companies: Gilbert Robinson, Inc., TGI Friday’s, Inc. and Pizza Hut, Inc. He also served as a Real Estate Director for Pier One Imports, Inc. Mr. Kirkpatrick has a masters degree in architectural management from the University of Kansas, a masters degree in business administration from Baylor University, and a bachelor of arts degree in economics from Rockhurst College.

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for establishing, monitoring and implementing our compensation program. The Compensation Committee designs its policies to attract, retain and motivate highly qualified executives. We compensate our executive officers named in the Summary Compensation Table (“Executives”) through a combination of base salary, incentive bonus payments and equity ownership, all designed to be competitive with comparable employers and to align each Executive’s compensation with the long-term interests of our stockholders. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Restricted stock awards are designed to reward longer term performance. The Compensation Committee seeks to motivate Executives through our compensation program to achieve our long-term sustainable growth.

Objectives of Compensation Program

The primary objective of our compensation program is to compensate Executives in a way that reinforces decisions and actions which will drive long-term sustainable growth, which in turn leads to increased stockholder value. To achieve these goals we must attract and retain highly qualified Executives and motivate them to work to their fullest potential.

What Our Compensation Program is Designed to Reward

The Compensation Committee focuses on long-term goals of the business and designs rewards programs that recognize business achievements it believes are likely to promote sustainable growth. The Compensation Committee believes compensation programs should reward Executives who take actions that are best for the long-term performance of the Company while delivering positive annual operating results.

The Compensation Committee combines this approach with an integrated performance management process that includes strategies, business planning, metrics, management routines, individual performance and rewards in order to closely link rewards to the interests of stockholders. The Compensation Committee does take into consideration external market practices.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

Elements of Our Compensation Plan and How It Relates to Our Objectives

Currently the Compensation Committee uses short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards such as restricted stock awards or stock options) to achieve its goal of driving sustainable growth. The Compensation Committee uses its judgment and experience in determining the mix of compensation. The Compensation Committee also informs itself of market practices and uses market data for context and a frame of reference for decision making. Base salary and incentive bonus payments are determined and paid annually and are designed to reward current performance. Equity incentive plan awards such as restricted stock awards are designed to reward longer term performance. The Compensation Committee reviews total short-term and long-term compensation annually. The estimated allocation between base salary and bonus award is approximately 55-70% and 30-45%, respectively. In allocating among these categories, the Compensation Committee believes that the compensation of Executives—the level of management having the greatest ability to influence our performance—should be performance-based and therefore have more of their compensation allocated to incentive bonus payments while lower levels of management should receive a greater portion of their compensation in base salary.

Short-Term Compensation

Base Salary.    This element is important in attracting Executives and provides a secure base of cash compensation. Increases are not preset and take into account the individual’s performance, responsibilities of the position, experience and the methods used to achieve results, as well as external market practices.

Salary planning begins with a percentage guideline for increases, based on the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year, which is adjusted up or down for individual performance based on recommendations from our Chief Executive Officer (“CEO”). The guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Executive’s performance in light of individual objectives. Base salary compensates each Executive for the primary responsibilities of his/her position and is set at levels that we believe enable us to attract and retain talent. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. In fiscal 2006, the base salary increases for the Executives were approximately 4% to 5%, except for Messrs. Baldwin and DiNella, whose base salaries were increased by a higher percentage to reflect their new positions within the Company.

Annual Incentive Bonus Payments.    The annual incentive bonus payments are paid in cash. Actual awards are based on financial and individual performance.

•

Financial Performance—Financial performance is determined at the end of the year based on business results versus preset business objectives, annual financial performance goals and our strategic performance initiatives.

Depending on the Executive’s responsibilities, performance is set and measured at the corporate level or a combination of corporate or operating level, as appropriate.

•

Individual Performance—Individual performance is determined based on performance of the individual in light of his or her preset objectives. The Compensation Committee may also take into account additional considerations that it deems fundamental.

Using these guidelines, the Compensation Committee reviewed our fiscal 2006 results and evaluated the performance of each of our Executives. Based on such evaluations, the Compensation Committee determined the annual incentive bonus payment for our CEO and approved the recommendations of our CEO regarding bonus awards for our other Executives, in each case based on individual performance consistent with our general compensation philosophy.

Long-Term Compensation

The long-term incentive compensation that the Compensation Committee generally employs is the granting of restricted stock awards. The purpose of granting such awards is to provide equity compensation that provides value to Executives when value is also created for the stockholders. The long-term incentive compensation is intended to motivate Executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our stockholders. The restricted stock awards have a time-based vesting schedule with a certain percentage of shares vesting over a period of time established by the Committee. The restricted stock awards are generally granted annually. This is a substantial portion of the total compensation package for Executives and is an important retention tool.

Equity Incentive Plan

Prior to our IPO, we adopted the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan, which we refer to as the equity incentive plan. The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards. Any employee, officer, director or consultant of us or any of our affiliates are eligible to participate in the equity incentive plan.

The equity incentive plan is administered by the Compensation Committee. Our Board of Directors also has the authority to take any action delegated to the Compensation Committee under the equity incentive plan as it may deem necessary. Awards may, in the discretion of the Compensation Committee, be made under the equity incentive plan in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates. The number of shares underlying such substitute awards is counted against the aggregate number of shares available for awards under the equity incentive plan. The Compensation Committee has the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan lies within the sole and absolute discretion of the Compensation Committee.

How We Chose Amounts and/or Formulas for Each Element

Base Salary.    Salary planning begins with a percentage guideline for increases, which is adjusted up or down for individual performance. The guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Executive’s performance in light of individual objectives. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance.

Annual Incentive Bonus Payments.    Generally, the Compensation Committee makes awards within a range for expected performance levels determined by the Compensation Committee at the beginning of the year. The Compensation Committee carefully considers any exceptions. When deciding what measures to use at the start of a plan year and the target level of achievement of those measures, the Compensation Committee carefully considers the state of our business and what measures are most likely, in present circumstances, to lead to sustainable growth.

Long-Term Compensation.    The Compensation Committee determines grant levels of restricted stock awards based on individual performance, potential and level of responsibility. It also considers history of past grants, length of time in current position and any change in responsibility. The eventual value received by an Executive depends on our overall performance. An Executive may receive no value if certain performance results are not achieved.

Compensation for the Named Executive Officers

During 2006, our CEO, Thomas J. Baldwin, was party to an employment agreement with us governing the terms of his compensation. Pursuant to the agreement, the Compensation Committee was responsible for establishing profitability targets on which annual incentive bonus payments would be based. Such targets are based on net income, operating income or any other basis the Compensation Committee considered most appropriate.

In early 2006, the Compensation Committee and the Board of Directors reviewed Mr. Baldwin’s goals for 2006. In January 2007, the Compensation Committee reviewed Mr. Baldwin’s performance against those goals using actual 2006 results and the other criteria listed in his employment agreement including operating income and decided on Mr. Baldwin’s incentive bonus payment after considering input by the full Board.

A portion of Mr. Baldwin’s incentive bonus payment was determined by our meeting pre-established targets pursuant to his employment agreement.

None of the other Executives have an employment agreement with us. In January 2007, the Compensation Committee reviewed the Executives’ performance against individual objectives such as business results versus preset business objectives, annual financial performance goals and our strategic performance initiatives. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance.

Compensation Committee Report

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2)	based on the reviews and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2007 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Lee M. Cohn (Chairperson)

Dr. John J. Connolly

Zane Tankel

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal year ended December 31, 2006 awarded to, earned by or paid to our CEO and the other four most highly compensated executive officers at the end of fiscal 2006 (together the “Named Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)
Thomas J. Baldwin (4) Chairman of the Board, Chief Executive Officer and President	2006	347,962	275,000	75,893	—	—	—	9,061	707,916

Ronald M. DiNella (4) Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2006	229,615	115,000	48,571	—	—	—	9,103	402,289

Edie A. Ames President—Morton’s of Chicago, Inc.	2006	270,789	135,500	48,571	—	—	—	6,000	460,860

Klaus W. Fritsch Vice Chairman and Co-Founder of Morton’s of Chicago, Inc.	2006	204,827	160,000	45,536	—	—	—	10,966	421,329

Kevin E. Weinert Senior Vice President of Operations—Morton’s of Chicago, Inc.	2006	198,750	87,417	36,429	—	—	—	4,901	327,497

(1)	Includes cash bonuses paid in fiscal 2007 with respect to services rendered in fiscal 2006.
(2)	Represents restricted stock grants. Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 14 of the consolidated financial statements in our Annual Report for the year ended December 31, 2006. These grants are included below in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table. The total grant-date fair value of the award to each named executive is disclosed below in the Grants of Plan-Based Awards Table. The amounts in the table above represent the vested portion of these stock grants.
(3)	All other compensation includes automobile allowances and employer contributions made by us to Morton’s of Chicago, Inc. Profit Sharing and Cash Accumulation Plan, which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of the named Executives.
(4)	Thomas J. Baldwin was named Chairman, President and Chief Executive Officer in December 2005, at which time Ronald M. DiNella was named Senior Vice President, Chief Financial Officer, Secretary and Treasurer.

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

On January 20, 2006, we entered into the third amended and restated employment agreement with Mr. Baldwin, effective as of January 1, 2006, to serve as Chairman of the Board of Directors, Chief Executive Officer and President. The term of the agreement extends until January 1, 2009, provided that the employment term will continue so that on any date the remaining term will be three years unless earlier terminated. Under the agreement, Mr. Baldwin is entitled to receive (1) a base salary of $350,000, subject to annual increases no less than the rate of increase in the Consumer Price Index or at a faster rate at the discretion of our Board of

Directors, (2) annual bonuses targeted at 65% of base salary, with minimum and maximum bonus amounts established by the Compensation Committee and the actual amount of the bonus determined based on the achievement of profitability targets established annually by the Compensation Committee, and (3) specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance.

Under the agreement, if Mr. Baldwin’s employment is terminated by us without cause or by Mr. Baldwin with good reason, as each is set forth in the agreement, Mr. Baldwin will be paid, subject to the execution of a general release, a lump sum payment six months following his termination equal to the sum of (1) the product of three multiplied by his base salary, (2) a pro rata bonus for the year of termination and (3) reimbursement for the cost and expenses of an automobile. In addition, Mr. Baldwin will be entitled to continued medical and dental benefits for three years following his termination, and monthly reimbursement of costs and expenses of an automobile from the six-month anniversary of termination until the third anniversary of termination.

If any payments to Mr. Baldwin under the employment agreement or otherwise would subject Mr. Baldwin to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, and the amount of the payments do not exceed 110% of the greatest amount Mr. Baldwin would receive without the imposition of the excise tax, then Mr. Baldwin’s payments will be reduced so that no excise tax is imposed.

In addition, upon the termination of his employment, Mr. Baldwin will have the option of purchasing any life insurance policies that we have on his life for the cash surrender value.

Other than the employment agreement we entered into with Mr. Baldwin, no Executives have an employment agreement with us. There are therefore no other severance agreements or potential payments required upon termination or change-in-control.

The following table describes and quantifies certain compensation that would become payable under our existing employment agreement with Mr. Baldwin if his employment had terminated on December 31, 2006, given his compensation and service levels as of such date and, if applicable, based on our closing stock price on that date:

Name	Cash severance payments (1)	Benefits or Perquisites (2)	Pension Benefit	Total
Thomas J. Baldwin	$1,325,000	$61,459	$—	$1,386,459

(1)	Represents a lump sum payment following termination equal to the sum of the product of three multiplied by his base salary and a bonus for the year of termination.
(2)	Represents the estimated net present value of continued medical and dental benefits for three years following termination and monthly reimbursement of costs and expenses of an automobile from the six-month anniversary of termination until the third anniversary of termination.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to shares of restricted stock that were granted during the fiscal year ended December 31, 2006 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation”.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold ($)	Target ($)	Maxi- mum ($)
Thomas J. Baldwin (1)	2/09/06	2/09/06	—	—	—	—	—	—	25,000	—	—	$425,000
Ronald M. DiNella (1)	2/09/06	2/09/06	—	—	—	—	—	—	16,000	—	—	$272,000
Edie A. Ames (1)	2/09/06	2/09/06	—	—	—	—	—	—	16,000	—	—	$272,000
Klaus W. Fritsch (1)	2/09/06	2/09/06	—	—	—	—	—	—	15,000	—	—	$255,000
Kevin E. Weinert (1)	2/09/06	2/09/06	—	—	—	—	—	—	12,000	—	—	$204,000

(1)	In connection with the IPO, we granted shares of restricted stock pursuant to our equity incentive plan. The executives did not pay any consideration for the restricted stock. The restricted stock vests over five years, 20% each year on the anniversary of the grant date. These grants have been included in the column “Stock Awards” in the Summary Compensation Table above and the Outstanding Equity Awards at Fiscal Year-End Table below. See “Equity Incentive Plan” above.
(2)	Based on the IPO price of $17 per share.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the value of all unvested shares of restricted stock grants that were outstanding at the fiscal year ended December 31, 2006 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation”.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Thomas J. Baldwin (1)	—	—	—	—	—	25,000	$416,250	—	—
Ronald M. DiNella (1)	—	—	—	—	—	16,000	$266,400	—	—
Edie A. Ames (1)	—	—	—	—	—	16,000	$266,400	—	—
Klaus W. Fritsch (1)	—	—	—	—	—	15,000	$249,750	—	—
Kevin E. Weinert (1)	—	—	—	—	—	12,000	$199,800	—	—

(1)	In connection with the IPO, we granted shares of restricted stock pursuant to our equity incentive plan. The restricted stock vests over five years, 20% each year on the anniversary of the grant date. These grants have been included above in the column “Stock Awards” in the Summary Compensation Table and the Grants of Plan-Based Awards Table. See “Equity Incentive Plan” above.
(2)	Based on our closing stock price of $16.65 on December 29, 2006.

Options Exercised and Stock Vested Table

The following table includes certain information with respect to the vesting of stock awards to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation” during the fiscal year ended December 31, 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Baldwin (1)	—	—	84,487	$1,436,279
Ronald M. DiNella (1)	—	—	4,443	$75,531
Edie A. Ames (1)	—	—	55,540	$944,180
Klaus W. Fritsch (1)	—	—	14,810	$251,770
Kevin E. Weinert (1)	—	—	4,443	$75,531

(1)	Represents the vesting upon the IPO in 2006 of grants of common units of MHLLC pursuant to employee subscription agreements. These MHLLC common units were subject to vesting and, to the extent not already vested, vested prior to the IPO. The MHLLC common units entitled the holder thereof to receive shares of our common stock in a distribution by MHLLC that was effected prior to the IPO. The distribution of shares of our common stock to the holders of the MHLLC common units was made using outstanding shares of our common stock that were owned by MHLLC and therefore did not involve the issuance of new shares of our common stock in our IPO. Fractional shares acquired on vesting have been rounded for purposes of this table.

Director Compensation Table

The following table sets forth certain information with respect to the compensation we paid to our directors during the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John K. Castle	—	—	—	—	—	—	—
Lee M. Cohn	22,500	3,036	—	—	—	—	25,536
Dr. John J. Connolly	22,500	3,036	—	—	—	—	25,536
Robert A. Goldschmidt	33,750	3,036	—	—	—	—	36,786
Dr. Laurence E. Paul (3)	—	—	—	—	—	—	—
Stephen E. Paul	—	—	—	—	—	—	—
David B. Pittaway	—	—	—	—	—	—	—
Dianne H. Russell	22,500	3,036	—	—	—	—	25,536
Zane Tankel	18,750	3,036	—	—	—	—	21,786
Alan A. Teran	22,500	3,036	—	—	—	—	25,536
Justin B. Wender	—	—	—	—	—	—	—

(1)	Members of our Board of Directors other than Messrs. Baldwin, Castle, S. Paul, Pittaway, Wender and Dr. L. Paul receive director’s fees at the rate of $25,000 per year, except that Mr. R. Goldschmidt, the Chairman of the Audit Committee receives director’s fees of $40,000 per year. The amounts listed in this column include one payment at the director rates in effect prior to the successful completion of the Company’s IPO and three payments at the director’s rate of $25,000 and $40,000, respectively. All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board and of committees of the Board.

(2)	Represents restricted stock grants. Amounts calculated utilizing the provisions of SFAS No. 123R, See Note 14 of the consolidated financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2006. The total grant-date fair value of the award to each director was $17,000. The amounts in the table above represent the vested portion of these stock grants. The following directors held an aggregate of 6,000 shares of restricted stock as of December 31, 2006: Messrs. Cohn, Connolly, Goldschmidt, Tankel, Teran and Ms. Russell.
(3)	Dr. Laurence E. Paul resigned from our Board of Directors on January 31, 2007.
(4)	See Summary Compensation Table for disclosure related to Thomas J. Baldwin, Chairman of the Board and Chief Executive Officer of the Company.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 with respect to shares of our Common Stock that may be issued under our equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	243,200	$16.96	1,545,800
Equity compensation plans not approved by stockholders	—	—	—

Total	243,200	$16.96	1,545,800

Employee Subscription Agreements

Certain of our executives and other employees were granted common units of MHLLC pursuant to employee subscription agreements. MHLLC common units granted to employees pursuant to employee subscription agreements were granted at no cost to the employee. These MHLLC common units were subject to vesting and, to the extent not already vested, vested prior to the IPO. The MHLLC common units entitled the holder thereof to receive shares of our common stock in a distribution by MHLLC that was effected prior to the IPO. The distribution of shares of our common stock to the holders of the MHLLC common units was made using outstanding shares of our common stock that were owned by MHLLC and therefore did not involve the issuance of new shares of our common stock. See “Options Exercised and Stock Vested Table”.

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a written charter to set forth its responsibilities. A copy of the charter is available on our website at www.mortons.com. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with KPMG LLP, the Company’s auditors, to discuss the financial statements. Each member of the Audit Committee meets the independence and experience requirements of the New York Stock Exchange.

The Audit Committee received the report of KPMG LLP regarding the results of KPMG LLP’s audit. In connection with their review of the financial statements and the auditors’ report, the members of the Audit Committee discussed with a representative of KPMG LLP, KPMG LLP’s independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted accounting standards;

•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	management’s judgments and accounting estimates;

•	whether there were any significant audit adjustments;

•	whether there were any disagreements with management;

•	whether there was any consultation with other accountants;

•	whether there were any major issues discussed with management prior to the auditors’ retention;

•	whether the auditors encountered any difficulties in performing the audit; and

•	the auditors’ judgments about the quality of the Company’s accounting principles.

The Committee also received written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, which requires auditors to communicate to the Audit Committee, in writing, at least annually, all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to affect the auditor’s independence. The Committee discussed with KPMG LLP its independence.

Based on its discussions with management and the Company’s auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee approved the inclusion of the financial statements in the Annual Report on Form 10-K for the period ended December 31, 2006 for filing with the SEC.

Robert A. Goldschmidt (Chairperson)

Dianne H. Russell

Alan A. Teran

Members of the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

On July 25, 2002, at the closing of our acquisition by Castle Harlan Partners III, L.P., which we refer to as CHP III and certain other investors, MHLLC entered into a management agreement with Castle Harlan, Inc., which we refer to as Castle Harlan, which was amended as of July 7, 2003. Pursuant to the management agreement, Castle Harlan agreed to provide business and organizational strategy, financial and investment management, advisory and merchant and investment banking services to MHLLC and its subsidiaries upon the terms and conditions set forth in the management agreement. As compensation for those services, MHLLC agreed to pay Castle Harlan fees equal to $2.8 million per year, which fees may be increased pursuant to the terms of the management agreement to an amount not exceeding $3.5 million in any year, plus out of pocket expenses. These fees and expenses were paid by us to the extent permitted by the indenture. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. These obligations under the management agreement were subordinated to all our obligations under the indenture and our working capital facility. The agreement was for an initial term expiring December 31, 2007, renewable automatically from year to year thereafter unless one of the parties gave notice of its desire to terminate within 90 days before the expiration of the initial term or any subsequent one-year renewal thereof, except that MHLLC could have terminated only after CHP III and its affiliates ceased to own a specified percentage of MHLLC’s common units. MHLLC agreed to indemnify Castle Harlan against losses, claims, damages, liabilities, costs and expenses relating to its performance of its duties under the management agreement, other than such of the foregoing resulting from Castle Harlan’s gross negligence or willful misconduct. In October 2002, Castle Harlan, Laurel Crown and MHLLC entered into a letter agreement, pursuant to which Castle Harlan agreed to provide a portion of the annual fee to Laurel Crown in exchange for Laurel Crown’s assistance in providing the services to MHLLC under the management agreement. MHLLC agreed to indemnify Laurel Crown against losses, claims, damages, liabilities, costs and expenses relating to its performance of its duties, other than such of the foregoing resulting from Laurel Crown’s gross negligence or willful misconduct. In connection with the IPO, MHLLC’s management agreement with Castle Harlan and Laurel Crown was terminated.

Stock Purchase of Wilshire Restaurant Group, Inc. (“Wilshire”)

On January 4, 2006, we purchased from the holders thereof outstanding common stock, warrants to purchase preferred stock and warrants to purchase common stock of Wilshire, an affiliate of Castle Harlan. The aggregate purchase price was approximately $1.6 million. Prior to the IPO, we dividended these securities, as well as shares of common stock and preferred stock of Wilshire that we purchased in 1999, to MHLLC. MHLLC then transferred a portion of these securities to Wilshire and a portion to affiliates of Castle Harlan, in each case at the same price as we paid in the January 4, 2006 purchase. The transfer by MHLLC to affiliates of Castle Harlan was in exchange for cancellation of approximately $1.6 million of return on capital and accreted preferred yield that affiliates of Castle Harlan were entitled to receive with respect to their preferred units of MHLLC. The number of preferred units of MHLLC that were cancelled as a result of the transaction was approximately 1,500. On May 3, 2006, pursuant to a stock purchase agreement, Wilshire became a direct wholly-owned subsidiary of Perkins & Marie Callender’s Inc. P&MC’s Holding LLC is the indirect parent of Perkins & Marie Callender’s, Inc.

Our Merger with Morton’s Holding Company, Inc. (“MHCI”)

On February 14, 2006, MHCI was merged with and into us, and we were the surviving corporation.

Director and Officer Indemnification Agreements

We are party to indemnification agreements with each of our officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Registration Rights Agreement

Substantially all of our current stockholders, other than those who purchased shares in the IPO, are parties to a registration rights agreement, dated as of January 31, 2006. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of certain holders of our common stock. 6,458,448 shares of our common stock are entitled to these registration rights. Shares registered with the SEC pursuant to these registrations rights will be eligible for sale in the public markets, subject to lock-up agreements.

Review, Approval or Ratification of Transactions with Related Persons

Our management determines which transactions or relationships should be referred to the Nominating/Corporate Governance Committee for consideration. The Nominating/Corporate Governance Committee then determines whether to approve, ratify, revise or terminate a related person transaction on a case by case basis. We have not adopted a written policy for the review of transactions with related persons.

STOCKHOLDERS’ PROPOSALS

Under the Company’s by-laws, a stockholder who wishes to introduce a proposal to be voted on at the Company’s 2008 Annual Meeting that is not included in the Proxy Statement for the meeting must send advance written notice to the Secretary of the Company for receipt no later than December 22, 2007 and comply with the procedures set forth in Section 2.11 of the Company’s by-laws. Stockholders who do not present a proposal for inclusion in the Proxy Statement but who still intend to submit the proposal at the 2008 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company’s certificate of incorporation and by-laws. See “Election of Directors - Meetings of the Board of Directors and Committees” for a brief summary of the procedure and time period for submitting nominations for directors. Additional information and a copy of the certificate of incorporation and by-laws may be obtained from the Secretary of the Company, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Chicago, Illinois 60610.

REPORTING UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company’s review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended December 31, 2006.

OTHER BUSINESS

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, together with financial statements and schedules, as filed with the SEC are available to stockholders without charge upon written request addressed to Ronald M. DiNella, Senior Vice President and Chief Financial Officer, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Chicago, Illinois 60610.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING WHITE FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors

/s/ Ronald M. DiNella
RONALD M. DINELLA
Secretary

March 22, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

MORTON’S RESTAURANT GROUP, INC.

May 10, 2007

Please mark, sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

1. Election of Directors—Nominees to serve a three-year term: 2. Proposal to Ratify the re-appointment of KPMG LLP as the

Company’s Independent Auditors.

NOMINEES:

FOR ALL NOMINEES John J. Connolly Justin B. Wnder

Robert A. Goldschmidt In their discretion, the proxies are authorized to vote upon such other business as

Alan A. Teran may properly come before the special meeting.

WITHHOLD AUTHORITY

FOR ALL NOMINEES Justin B. Wender

The shares represented in this proxy card will be voted as directed above.

FOR ALL EXCEPT

(See instructions below)

IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED,

THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above.

Please note that

changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Note:

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY FOR

MORTON’S RESTAURANT GROUP, INC.

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Morton’s Restaurant Group, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 22, 2007, and hereby appoints Thomas J. Baldwin and Ronald M. DiNella, as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 10, 2007, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof if then and there personally present, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)